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                                                                    Exhibit 99.1
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        Koor Industries to Make a Strategic Investment in Electric Fuel

   Electric Fuel to Acquire Koor's Tadiran Batteries Unit for $40m in Stock
                 Koor to Invest $10.5 million in Electric Fuel

          March 15, 2000 - Koor Industries Ltd. and Electric Fuel Corporation jointly announced today an agreement that will allow Electric Fuel to acquire the Tadiran Batteries subsidiary of Koor Industries Inc., and for Koor Industries to invest $10.5 million in Electric Fuel.

          The companies said that a key purpose of the investment is to speed the delivery of advanced power sources for the wireless market, including new internet and handheld devices.

          According to the terms of the agreement, Electric Fuel will acquire Tadiran Batteries from Koor for $40,000,000 in Electric Fuel's common stock, based on Electric Fuel's closing price of $17.125 per share on March 8, the date on which the two companies reached agreement in principle. Koor will receive 2,335,767 shares, reflecting a total transaction value of $41.6 million based on the closing price of $17.8125 on March 14, 2000. The transaction is subject to the approval of the Israeli restrictive trade practice controller.

          Koor Industries will acquire additional 613,139 shares of Electric Fuel's stock at $17.125 per share, for a total cash investment of $10,500,000. After the transaction is complete, which is expected to be in April, Koor's total holdings in Electric Fuel will amount to about 14% of common stock. Koor will obtain one seat on the Electric Fuel board.

          Tadiran Batteries Ltd., headquartered in Rehovot, Israel, is a world leader in the manufacture and development of high energy lithium thionyl chloride batteries for critical applications in remote locations and severe climates.

          The acquisition of Tadiran Batteries gives Electric Fuel the production infrastructure to accelerate production capacity, as well as the distribution network to reach the global market for its zinc air batteries.

          Koor Vice Chairman and CEO, Jonathan Kolber said, "the sale of Tadiran Batteries to Electric Fuel is an excellent transaction for both sides, granting Koor a valuable stake in a high growth company traded on Nasdaq."

          Electric Fuel President and CEO, Yehuda Harats said, "The acquisition of Tadiran Batteries is significant to us for a number of reasons. First, based on Tadiran's 1999 trailing EBITDA figures, the acquisition will generate cash flow of approximately $6 million for Electric Fuel. Second, the acquisition will give Electric Fuel access to skilled human resources in all aspects of battery development, production, quality assurance and marketing. Furthermore, Tadiran has existing
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production infrastructure, including systems and expertise, that will be extremely valuable as our ZincAir production line goes into high gear; and third, Tadiran has developed extensive marketing channels for its batteries in the U.S., Europe and Asia, especially in the area of sales to OEM's. Lastly, the Tadiran brand name on primary lithium batteries also is an important asset that is recognized worldwide."

          Koor Industries, headquartered in Tel Aviv, leverages Israeli excellence in sciences and technology into industrial sectors and businesses with broad export and earnings potential. Its primary assets include telecommunications and electronics companies and an agrochemicals company.

          For the 9 months ended 9/99, revenues were NIS8.25 billion (over $2 billion).

          Electric Fuel, with corporate offices in New York and manufacturing and R&D facilities in Israel and Alabama, is a world leader in the application of primary and refuelable zinc-air battery technology to innovative energy solutions. The company recently introduced its line of ZincAir disposable batteries for cellular telephones in the US, Europe, South America and Israel, and is developing additional primary battery products for consumer and industrial markets.

          "Safe Harbor" Statement under the Private Securities Litigating Reform Act of 1995: Statements in this press release regarding Koor Industries Ltd.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

          NOTE: This press release contains forward-looking statements regarding Electric Fuel Corporation. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above as set forth in Electric Fuel's annual report on Form 10-K for the fiscal year ended December 31, 1999. Among, but not limited to these factors, are the stage of development of the Electric Fuel's products, the uncertainty of the market for disposable cellular telephone batteries, and significant future capital requirements.